Calculation of Filing Fee Tables
S-1
Hadron Energy, Inc.
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock	457(a)	57,432,395	$ 2.85	$ 163,682,325.75	0.0001381	$ 22,604.53
Fees to be Paid	2	Equity	Common Stock underlying warrants	457(a)	23,719,000	$ 11.50	$ 272,768,500.00	0.0001381	$ 37,669.33
Fees to be Paid	3	Equity	Common Stock underlying warrants	457(a)	5,000,000	$ 12.00	$ 60,000,000.00	0.0001381	$ 8,286.00
Fees to be Paid	4	Equity	Warrants to purchase Common Stock	Other	28,719,000		$ 0.00	0.0001381	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 496,450,825.75		$ 68,559.86
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 68,559.86
Offering Note
[1]	(1) Includes (i) 10,207,246 Founder Shares held by the Sponsor, of which the Sponsor retains 9,932,246 shares and previously transferred 100,000 shares to the Philharmonic-Symphonic Society of New York and 175,000 shares to Yield Point NY LLC, (ii) 3,126,087 Private Placement Shares acquired by certain non-managing investors in a private placement prior to the IPO (300,000 shares) or concurrently with the IPO (2,876,087 shares), and (iii) 44,099,062 Closing Shares issued to former holders of shares of common stock of Hadron OpCo as merger consideration for such shares in the Business Combination. (4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and maximum aggregate offering price are calculated on the basis of $2.85, the average of the high and low prices of the Registrant's Common stock on June 9, 2026, as reported on the Nasdaq Stock Market LLC.

[2]	Includes (i) 20,000,000 shares of Common Stock that are issuable upon the exercise of 20,000,000 Public Warrants, originally issued at the IPO of GigCapital7 Corp. by the holders thereof and (ii) 3,719,000 shares of Common stock that are issuable upon the exercise of 3,719,000 Private Warrants by the holders thereof. Both the Public Warrants and Private Warrants are exercisable for one share of Common Stock at a price of $11.50 per warrant.

[3]	Includes 5,000,000 share of Common Stock that are issuable upon the exercise of 5,000,000 Hadron Private Warrants by the holders thereof. The Hadron Private Warrants are exercisable for one Share of Common Stock at a price of $12.00 per warrant.

[4]	Includes 20,000,000 Public Warrants, 3,719,000 Private Warrants and 5,000,000 Hadron Private Warrants.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date